Exhibit 10.16

Settlement Agreement

By and Between

Dov Amir and Daleco Resources Corporation

July 12, 2011

The following sets out the terms of the settlement of various obligations between Daleco Resources Corporation (“Company”) and Dov Amir (“Amir”), which settlement was approved by the Board of Directors of the Company on July 11, 2011.

Background:

In October 2006, Mr. Amir and the Company entered into a Separation Agreement providing for Mr. Amir to receive $100,000 annually for three years (“Term”), $50,000 of which will be deemed salary with the remaining $50,000 reducing the debt owed to Mr. Amir (“Amir Debt”). Should the Amir Debt not be satisfied after the expiration of the Term, the Company shall continue the $100,000 annual payment, all of which shall be allocated to the payment of the Amir Debt until the Amir Debt is fully satisfied. The Company reserves the right to prepay the outstanding Amir Debt in full at any time. Upon satisfaction of the Amir Debt in full, all payments to Amir under the Separation Agreement will cease. The Company has not made certain payments required by the Separation Agreement applicable to the Amir Debt. Also, pursuant to the Separation Agreement, the Company was to satisfy the loan from First Citizens Bank to the Company or provide sufficient substitute collateral for the bank so that the Amir Assets were released. The Company has not been able to accomplish either of these and the Amir Assets have not been released by the bank. The Amir Debt is summarized below.

The Company has been making monthly payments to First Citizens Bank of principal of $1,250 and interest. The balance of the Note at September 30, 2010 was $45,661. The loan is secured by certain personal assets of Dov Amir.

On December 21, 2009, the Board of Directors granted an option to purchase 500,000 shares of Common Stock to Amir. The option is exercisable through December 20, 2014 at an exercise price of $0.21 per share. The options vest 50% in December 2010 and 25% in each of December 2011 and 2012.

The following table summarizes the Amir obligations:

	9/30/10	6/30/11
Series A Preferred Stock Dividends	$59,338	$59,338
Principal of Note dated 10/1/95	45,485	45,485
Interest Payable	127,930	120,318
Bonus	25,000	25,000
Unpaid Salary	245,836	245,836
Total	$503,589	$495,977

Dov Amir has entered into four notes with the Company as follows (“Amir Notes”):

1. Note dated October 1, 1995, bearing interest at the rate of prime plus 3 percent in the principal amount of $91,062. This principal amount was satisfied as of September 30, 2005.

2. Note dated October 1, 1995, bearing interest at the rate of 7% as a result of various subsequent advances to the Company. The outstanding principal balance was $45,485 as of September 30, 2010.

3. Note dated July 20, 1998, in the face amount of $25,000, bearing interest at the rate of 2% over the prime rate charged by the Huntington National Bank of Columbus, Ohio, through the maturity date, November 21, 1998, and 18% thereafter. The principal amount has been satisfied as of September 30, 2006.

4. Note dated June 17, 2002, bearing interest at the rate of 7% in the principal amount of $137,000. This principal amount has been satisfied as of September 30, 2005.

As of September 30, 2010, the outstanding principal and accrued but unpaid interest on the obligations listed under numbers 1through 4 to Mr. Amir amounted to $173,415, which includes $45,485 in principal and $127,930 in accrued interest. In October 2010 the Company paid $10,000 of the accrued interest.

Mr. Amir was also entitled to a cash payment of $25,000 under his Key Man Contract on June 30, 2002. This bonus has not been paid.

Prior to conversion of his Series A Preferred Stock into common stock, Mr. Amir was entitled to have received dividends in the amount of $91,551of which $59,338 remains outstanding as of September 30, 2010.

As of September 30, 2010, the Company owed Mr. Amir $245,836 in accrued but unpaid salary.

Settlement:

1.         First Citizens Bank- The Amir Assets shall remain pledged to the bank and the Company shall continue to make monthly payments to First Citizens Bank of principal ($1,250) and interest. Should the Company obtain cash proceeds from equity funding of at least $750,000 from July 12,2011 through November 18, 2013, the Company shall satisfy the loan from First Citizens Bank to the Company or provide sufficient substitute collateral for the bank so that the Amir Assets are released.;

2.         The December 2009 option (500,000 shares) shall immediately vest 100% and be exercisable through December 20, 2014;

3.         The Company shall issue 419,292 shares of restricted Common Stock to Amir in payment of (a) Series A Preferred Stock Dividends ($59,338),and (b) principal ($45,485) due under the Note dated October 1,1995; and,

4.         As evidenced in the attached Note: Amir is granted the right to convert any and all of the then outstanding Amir Debt and unpaid interest thereon (totaling $391,154 as of the date of this Settlement Agreement) to shares of restricted Common Stock of the Company at an exercise price of $0.25 per share. Such remaining debt shall accrue interest at 4% per annum until the remaining Amir Debt and interest thereon is paid in full. The maturity date of such debt and interest shall be December 31, 2015.

5.         This Settlement Agreement shall be binding upon and shall inure to the benefit of the parties heirs and successors.

All obligations to Amir owed by the Company pursuant to the Series A Preferred Stock, the Amir Notes, the October 2006 Separation Agreement and the Employment Agreement dated October 1, 2001 are hereby considered satisfied by the parties hereto hereby considered to be satisfied by the parties hereto.

DALECO RESOURCES ORPORATION		DOV AMIR

By:	/s/ Gary J. Novinskie	/s/ Dov Amir
	Gary J. Novinskie, President	Dov Amir

Date: July 12, 2011	Date: July 12, 2011

PROMISSORY NOTE

$391,154	July 12, 2011

For value received, the undersigned, Daleco Resources Corporation, a Nevada corporation (“Maker”), hereby promises to pay to the order of Dov Amir (“Payee”), whose address is 325 N. Oakhurst- PH#3, Beverly Hills, California 90210, the principal sum of Three Hundred One Thousand One Hundred Fifty Four Dollars ($391,154), with interest on the unpaid principal balance computed from the date of this Note (“Note”) until paid in full at the rate of 4.0% per annum, computed on the basis of a 365 day year and compounded annually. Prior to demand, the principal sum and all accrued interest shall be payable by Maker to Payee as set forth in that certain Settlement Agreement dated July 12, 2011, which document is incorporated herein for all purposes (“Agreement”).

This Note may be prepaid in whole or in part at any time without penalty. Any such payment or prepayment on this Note shall be applied, first, to the payment of any accrued and unpaid interest as of the date of receipt and, then, to the outstanding principal balance. In all events, this Note shall be paid in full no later than December 31, 2015.

All payments and prepayments, if any, under this Note shall be made to Payee at the foregoing address in Beverly Hills, California, and shall be deemed received by Payee as of the first date that such payment is immediately available to Payee in Beverly Hills, California, in collected federal funds.

If Maker is in default in paying when due any installment of interest or principal on this Note, and if any such default is not corrected within five business days after written notice of such default is delivered to Maker at the address specified below, by either telephone facsimile transmission or messenger delivery service, then this Note shall, at the option of Payee, bear interest thereafter at the rate of 10.0% per annum until this Note is paid in full, and the entire principal of this Note then remaining unpaid, together with all accrued interest, shall, at said holder's option, be immediately due and payable without any further notice or demand.

Except as expressly required by the preceding paragraph of this Note, Maker hereby waives presentment, demand, notice, protest, and all other demands and notices in connection with the delivery, acceptance or default of this Note. All persons now or hereafter liable for the payment of the principal or interest due on this Note, or any part thereof, agree that the time for the payment or payments of any part of this Note may be extended without releasing or otherwise affecting their liability on this Note.

If this Note is placed in an attorney's hands for collection, or collected by a suit or through a bankruptcy or any other court, either before or after maturity, or legal advice is sought in connection with any event of default, then in any of such event, Maker shall be obligated to pay to the holder of this Note reasonable attorney's fees and all costs and other expenses incurred in enforcing the terms of this Note.

MAKER HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS ANY ATTORNEY OR ATTORNEYS OR THE PROTHONOTARY OR CLERK OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA, UPON THE OCCURRENCE AND CONTINUATION OF A DEFAULT HEREUNDER, TO APPEAR FOR MAKER IN ANY SUCH COURT IN AN APPROPRIATE ACTION INSTITUTED BY PAYEE OR ANY HOLDER OF THIS NOTE, AND TO CONFESS JUDGMENT IN SUCH ACTION AGAINST MAKER FOR ALL SUMS DUE BY MAKER HEREUNDER TOGETHER WITH COSTS OF SUIT AND AN AITORNEY'S FEE OF FIVE PERCENT (5%) OF THE UNPAID PRINCIPAL AMOUNT HEREOF. THE WARRANT HEREIN GRANTED TO CONFESS JUDGMENT SHALL NOT BE EXHAUSTED BY ANY SINGLE EXERCISE THEREOF, BUT SHALL CONTINUE FROM TIME TO TIME AND AT ALL TIMES UNTIL FULL PAYMENT OF ALL AMOUNTS DUE HEREUNDER. FOR THESE PURPOSES, THIS NOTE OR A COPY HEREOF VERIFIED BY AFFIDAVIT SHALL BE SUFFICIENT WARRANT.

Maker hereby waives the right of inquisition and all benefit that might accrue to Maker by virtue of any present or future laws exempting any mortgaged property, or any other property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, providing for any stay of execution, appraisement, exemption from civil process or extension of time, and agrees that such property may be sold to satisfy any judgment entered on this Note, in whole or in part and in any order as may be desired by Payee.

Maker (i) acknowledges that this Note is a “cognovit” promissory note, which means that, if Maker does not timely pay to Payee all of the principal plus interest of this Note when due, then Payee shall be entitled, pursuant to the foregoing paragraphs of this Note, to obtain an immediate judgment against Maker for all amounts owed to Payee under this Note, without Maker being given any additional notice that Payee is so doing, and that Payee shall be entitled, immediately upon obtaining such judgment, to commence execution upon the assets of Maker in order to obtain payment in full of the amount of such judgment; (ii) acknowledges further that Payee would not have loaned the principal sum of this Note to Maker if Maker had not agreed to execute and deliver to Payee a “cognovit” promissory note; and (iii) represents and warrants to, and covenants with, Payee, as an inducement to Payee to loan the principal sum of this Note to Maker, that (A) the principal sum of this Note is being borrowed by Maker solely for business purposes, (B) Maker does not claim and shall not assert or claim in the future any right whatsoever to offset any amount against any payment to become due under this Note, and (C) Maker, to its best knowledge and belief, understands that the provisions of the foregoing paragraphs of this Note, relating to Payee’s rights to obtain an immediate judgment against Maker, are fully enforceable against Maker under the laws and in the courts of the Commonwealth of Pennsylvania.

This instrument shall be construed according to and governed by the substantive laws of the Commonwealth of Pennsylvania without regard to conflict of law principles, and any judgment entered hereon should be given full faith and credit in any state in which Payee may seek to enforce such judgment. Application of such terms or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Note shall be valid and enforced to the fullest extent permitted by law.

THIS NOTE CONTAINS A CONFESSION OF JUDGMENT. A JUDGMENT MAY BE ENTERED AGAINST MAKER WITHOUT NOTICE AND AN OPPORTUNITY TO BE HEARD. MAKER HEREBY CERTIFIES THAT IT HAS CONSULTED AN ATTORNEY REGARDING THE IMPLICATIONS OF A CONFESSION OF JUDGMENT AND KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHTS TO PRIOR NOTICE AND OPPORTUNITY TO BE HEARD IN CONNECTION THEREWITH.

All notices or other correspondence required or made necessary by the terms of this Note shall be in writing and shall be considered as having been given to the addressee upon the date received if delivered by hand, mailed by registered or certified mail, postage prepaid, or delivered by nationally recognized overnight courier, at or to the respective addresses set forth in the opening paragraph of this Note.

IN WITNESS WHEREOF, Maker has duly executed this Note in Chester County, Pennsylvania the day and year first above written, intending to be legally bound.

DALECO RESOURCES CORPORATION

By:	/s/ Gary J. Novinskie
Gary J. Novinskie, President

Maker’s Address:	Daleco Resources Corporation
17 Wilmont Mews, 5th Floor
West Chester, Pennsylvania 19382
Fax No.: 610-429-0818

-3-